Exhibit 10.1
GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard, Third Floor
Brentwood, Tennessee 37027
October 11, 2006
The Lightyear Fund, L.P.
375 Park Avenue
New York, New York 10152
Dear Sir/Madam:
     Goldleaf Financial Solutions, Inc. (f/k/a Private Business, Inc.) (the “Company”) hereby agrees that until the date that The Lightyear Fund, L.P. (the “VCOC Investor”), directly or through one or more conduit subsidiaries, has sold or otherwise disposed of an aggregate number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (or other securities of the Company into which such shares of Common Stock may be converted or for which such shares of Common Stock may be exchanged), equal to Two Thirds (2/3) of the number of Series A Warrant Recapitalization Securities (as such term is defined in the Redemption and Recapitalization Agreement dated as of April 25, 2006 between the Company and Lightyear PBI Holdings, LLC) without limitation or prejudice of any of the rights provided to the VCOC Investor under the Securityholders Agreement dated January 20, 2004 between the Investor and the Company, as amended, the Company shall:
•	Provide the VCOC Investor or its designated representative with:
     (i) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect and copy the books and records of the Company and its subsidiaries, at such times as the VCOC Investor shall reasonably request;
     (ii) as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Company (or 120 days for fiscal year end), consolidated balance sheets and statements of income and cash flows of the Company and its subsidiaries as of the end of such period or year then ended, as applicable, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year end adjustments, and with respect to each fiscal year end statements together with an auditor’s report thereon, of a firm of established national reputation.
•	Make appropriate officers and directors of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its subsidiaries as long as all such requests go through the office of the Chief Executive Officer and, in the event the officers or directors of the Company are required to make themselves so available, the VCOC Investor will reimburse the Company for all out of pocket expenses related thereto;
•	To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by laws of the Company or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its subsidiaries with respect to such actions; and
•	Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).
     The Company agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.
     The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.
     In the event the VCOC Investor transfers all or any portion of its investment in the Company to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

     This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
By:	/s/ Michael Berman
	Name:	Michael Berman
	Title:	Secretary and General Counsel

Agreed and acknowledged as of the
date first above written:
THE LIGHTYEAR FUND, L.P.

By:	LIGHTYEAR FUND GP, LLC,
its general partner

By:	/s/ Timothy Kacani
	Name:	Timothy Kacani
	Title:	Vice President

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